Exhibit 4.1
LEASE AGREEMENT FOR USE OTHER THAN HOUSING
English translation of Spanish original.
This Lease Agreement is entered into in Madrid this first day of May 2009 BY AND BETWEEN:
MS. ISABEL ATUNEZ CID, of legal age and holder of National ID Card Number no. . * * *, along with MR. CÉSAR BÁSCONES CHAMERO, of legal age and holder of National ID Card no. * * * , both of whom are domiciled at . * * *.
AND:
MR. RAFAEL ANGEL BAGO SOTILLO, of legal age, holder of National ID Card no. . * * * and domiciled at . * * *.
THE ABOVE ARE INTERVENING IN THE FOLLOWING CAPACITIES:
- MS. ISABEL ATUNEZ CID and MR. CÉSAR BÁSCONES CHAMERO are acting on behalf of the Company “VALGRAND 6, S.A.U.”, domiciled at . * * *, with Tax Identification Number: . * * * and incorporated for an indefinite period under the name “ACCIONA, S.A.” by means of a public instrument executed before the Notary Public of Madrid, Ms. María de los Ángeles Escribano Romero, . * * *. Its trade name was changed to “MUSEO INTERACTIVO DE LAS CIENCIAS” by means of a public instrument executed before the Notary Public of Madrid, Mr. Carlos María Bru Purón, on . * * *. Its trade name was then subsequently changed to “VALGRAND 6, S.A.” by means of a public instrument executed before the Notary Public of Madrid, Mr. Manuel Rodríguez Marín, . * * *.
Referred to hereinafter as “THE LESSOR”
Both are respectively acting as the Company’s power of attorney holders by virtue of the public instrument executing corporate resolutions executed by the Company on July 30, 2008 before the Notary Public of Madrid, Mr. Cruz Gonzalo López-Müller, . * * *.
- MR. RAFAEL ANGEL BAGO SOTILLO is acting on behalf of the Company “TELVENT GIT, S.A.” with Tax Information Number A82631623, incorporated by means of a public instrument executed before the Notary Public, Mr. Carlos Pérez Baudín, . * * * .
Referred to hereinafter as “THE LESSEE”
*** represents omitted personal identification information

He is acting on behalf of “TELVENT GIT, S.A.” by virtue of a public instrument to record corporate resolutions executed before the Notary Public of Madrid, Mr. Juan Álvarez-Sala Walther, . * * *.
Both parties mutually recognize they have sufficient legal capacity to enter into this agreement in the capacity with which they are acting and, to such purpose, set forth the following:
RECITALS
I.- WHEREAS, on November 15, 2000, Telvent Housing, S.A., as the LESSEE (formerly named Carrierhouse, S.A.), entered into a Lease Agreement for Use Other than Housing with Valgrand 6, S.A., as the LESSOR, along with subsequent amendments thereof on June 15, 2001 and December 28, 2004, the purpose of which was the building located at Calle Valgrande 6, Alcobendas.
II.- WHEREAS, by virtue of a Subjective Novation Agreement dated July 1, 2006, Telvent Housing, S.A. assigned its position in the Lease Agreement for the Use Other than Housing to Telvent Servicios Compartidos, S.A. (a subsidiary of Telvent GIT. S.A.) and by virtue of which the latter enjoyed the use of almost the entire building located at Calle Valgrande 6, Alcobendas under the lease.
III.- WHEREAS, on that same date, Telvent Servicios Compartidos, S.A. and Valgrand 6, S.A. terminated the agreement entered into on July 1, 2006 and thus any contractual relationship concerning the building located at Calle Valgrande 6, Alcobendas.
IV.- WHEREAS, the LESSOR is the owner of the Building located at Calle Valgrande 6, Polígono Industrial de Alcobendas, Madrid, Zip Code 28108, which is destined to offices and archives and consists of four floors, an outdoor parking lot with 158 parking spaces and an underground parking lot containing 167 parking spaces. The building’s total built surface area is of 44,819.19 m2 distributed by floors as set forth in the descriptive table below, the plans of which are attached hereto as Annex 1:

BUILDING’S FLOORS

Fourth Floor	8,817.54
Third Floor	8,817.54
Second Floor	12,640.71
First Floor	6,924.40
Basement Floor	7,619.00
Total Surface Area m2	44,819.19
TITLE: The LESSOR is the building’s owner by title of purchase through the public instrument executed before the Notary Public of Madrid, Mr. Cruz Gonzalo Lopez-Müller, on May 30, 2000 . * * *.
REGISTRATION.- Land Registry No. 1 of Alcobendas, Property No. 25030
Volume 879, Book 781, Folio 152, Entry 9.
II.- WHEREAS, agreeing upon their mutual interests, both parties enter into this LEASE AGREEMENT FOR USE OTHER THAN HOUSING pursuant to the following:
TERMS AND CONDITIONS
1.- PURPOSE AND USE
THE LESSOR agrees to lease and THE LESSEE to rent the surface area and parking spaces, as well as all the outdoor areas within the grounds on which the building is located, the current plans of which are attached hereto as Annex I as set forth in Recital I, in the physical state in which they are to be found and whose extension, circumstances, uses, features and communal and private services THE LESSEE is aware of and accepts.
A list of the equipment and facilities with which the building owned by THE LESSOR is equipped is attached hereto an Annex, and whose good running order has been verified on today’s date. THE LESSEE hereby states that it knows of and undertakes to duly comply with the fire protection regulations as regards the Building and the Parking Lot.
The leased building may solely be allocated to the uses admitted and/or that may be authorized in accordance with its municipal certification. The performance of inconvenient, bothersome, unhealthy, illegal, noxious or hazardous activities shall be expressly forbidden.
THE LESSEE may not allocate the surface area and parking spaces leased to a use other than the ones set forth in the foregoing paragraph without the express written authorization of THE LESSOR. The parking spaces, the basement, the outdoor areas within the building’s grounds, the roof and the terrace may be destined for a use other than their normal use, as long as a prohibited use is not performed.
As regards the third floor and Office Area C on the second floor, THE LESSOR hereby states that they shall be assigned on lease free from any encumbrances. The third floor and Area C on the second floor shall be handed over in the state reflected in the Annex attached hereto and THE LESSEE hereby states that it is aware of their current state and of the works that presently remain pending execution.
2.- ENTRY INTO EFFECT, TERM, EXTENSION AND RETURN OF THE LEASED OBJECT
This Agreement shall enter into force on May 1, 2009.
The lease’s term shall be of FIFTEEN (15) YEARS counting from the date this agreement enters into force, and such term shall be necessarily fulfilled by both parties.
On the date the term expires, the Agreement shall be automatically extended for a period of FIVE (5) YEARS, unless THE LESSEE expresses its intention of not extending it, irrefutable notice of which shall necessarily be given at least SIX (6) MONTHS before the Agreement’s effective date of expiry.
The total maximum term of TWENTY (20) YEARS, should THE LESSEE make use of the extension set forth in the preceding paragraph, shall not be construed to have been implicitly extended under any circumstances whatsoever. Hence, once the term set forth above has elapsed, any new leasing relationship concerning the same surface area and parking spaces shall have to be expressly executed and entered into by means of a new agreement with both parties’ prior agreement.
THE LESSEE hereby states that it has at this moment been duly notified that the maximum duration of this Agreement, should it make use of the extension set forth herein, shall be until twenty-four hundred hours on April 30, 2029, unless a written agreement otherwise is reached by both parties.
Once this Lease Agreement has expired –or it extension, should it be the case–, the surface area, parking spaces and facilities of the building shall be vacated by THE LESSEE and placed at the disposal of THE LESSOR in a good state conservation similar to the state they were in at the start of the lease, as described in the descriptive report attached hereto and jointly signed along with this Agreement, apart from the usual wear and tear caused by normal use that is to be expected.
Any equipment and installations used for THE LESSEE’S activity that can be removed without causing harm shall be removed by the LESSEE. As regards any works, improvements and installations that cannot be removed without causing harm, THE LESSOR may choose to either do away with them at THE LESSEE’S cost (except when they were duly authorized by THE LESSOR) or leave them in place for the benefit of the building without the entitlement to any kind of compensation.
Should THE LESSEE proceed to returning the building without having made any necessary repairs and replacements, thus breaching the obligations laid down in the foregoing paragraph, such repairs and replacements may be carried out by THE LESSOR, who shall then pass on their costs to THE LESSEE.
Should there be a delay in vacating the building, the parties have agreed upon a penalty amounting to the rent that is in effect at that time to be calculated on a daily basis increased by ten percent for every three days of delay in vacating the building.
Any delay in vacating the property that is the purpose of the lease may not be construed in any way whatsoever as a novation or extension of the Agreement.
3.- RENT
The initial monthly rent for the entire surface area leased shall be set at THREE HUNDRED FORTY-FOUR THOUSAND FIVE HUNDRED FORTY-NINE EUROS AND THREE CENTS (€344,549.03) plus V.A.T. at the prevailing rate of SIXTEEN PER CENT (16%).
4.- RENT INCREASE
1.- Independently of the updating of the rent based on the CPI, agreed upon in the following clause, and in addition thereof, both parties hereby agree to apply monthly rent increases under the terms set forth below:
a)	During the fourth year the Agreement is in force, in other words from the month of May 2012 to the month of April 2013 both inclusive, a monthly rent increase of EIGHT THOUSAND THREE HUNDRED AND THIRTY-THREE EUROS AND THIRTY-

THREE CENTS (€8,333.33) shall be applied to the updated monthly rent effectively paid out in the month of April 2012 plus V.A.T. at the prevailing rate of 16%.

b)	During the fifth year the Agreement is in force, in other words from the month of May 2013 to the month of April 2014 both inclusive, a monthly rent increase of EIGHT THOUSAND THREE HUNDRED AND THIRTY-THREE EUROS AND THIRTY-THREE CENTS (€8,333.33) shall be applied to the updated monthly rent effectively paid out in the month of April 2013 plus V.A.T. at the prevailing rate of 16%.

c)	During the sixth year the Agreement is in force, in other words from the month of May 2014 to the month of April 2015 both inclusive, a monthly rent increase of EIGHT THOUSAND THREE HUNDRED AND THIRTY-THREE EUROS AND THIRTY-THREE CENTS (€8,333.33) shall be applied to the updated monthly rent effectively paid out in the month of April 2014 plus V.A.T. at the prevailing rate of 16%.

d)	During the seventh year the Agreement is in force, in other words from the month of May 2015 to the month of April 2016 both inclusive, a monthly rent increase of SEVEN THOUSAND EIGHT HUNDRED AND THIRTY-THREE EUROS AND THIRTY-THREE CENTS (€7,833.33) shall be applied to the updated monthly rent effectively paid out in the month of April 2015 plus V.A.T. at the prevailing rate of 16%.
        The aforementioned reviews are cumulative and shall consolidate the rent in the future, so that from the eighth year the Agreement is in force until it expires, in other words from the month of May 2016 until the month of April 2024 –or until the month of April 2029 should the entitlement to an extension be exercised–, the monthly rent shall be set in keeping with the rent corresponding to the month of April 2016, including the increase already agreed upon in paragraph d) above.
        Notwithstanding the foregoing, both parties hereby agree that, in order to facilitate THE LESSEE vacating the premises before the expiry of this Agreement –or before its extension’s expiry, should it be the case–, the rent corresponding to the month prior to the Agreement’s expiry –or to the extension’s expiry, should it be the case– shall be null and void. Hence, THE LESSOR shall exempt THE LESSEE from payment thereof.
5.- UPDATING OF RENT
During the term the Agreement is in force, the rent shall be updated on the basis of the annual variations suffered by the Consumer Price Index – CPI (Indice General de Precios al Consumo – IPC) corresponding to the month of June in accordance with the indexes published by the National Statistics Institute (Instituto Nacional de Estadística) or any other body that may replace it. Only upward variations shall be taken into consideration for the purposes of the said updating of rent.
The rent updates based on the CPI set forth in this clause shall be construed as additional to the reviews agreed upon in paragraphs a), b), c) and d) of the preceding clause.
Should the aforementioned indexes not have been published on the date set for the respective reviews, THE LESSOR shall continue issuing provisional invoices for the amount of the last rent to be paid, and once such indexes are published, any differences that may arise shall be settled along with the first invoice containing the duly updated rent.
The reviews shall be successively conducted on the rent corresponding to the immediately preceding year during the term of the Agreement or of its extension, should it be the case.
Any delay by THE LESSOR in giving notice of rent reviews shall never be construed as a waiver of the entitlement to receive the corresponding rent increase.
Any disputes that may arise between THE LESSOR and THE LESSEE as regards the rent increase that may proceed shall not exempt THE LESSEE from its obligation of paying the amount of rent due, which is not in dispute, in a timely fashion.
The first such rent review shall take place in the month of June, 2009 and the CPI of the immediately preceding twelve months shall be applied, and so on successively every June.
6.- PAYMENT OF RENT
The payment of rent shall be effectuated through THE LESSOR’S “confirming” financial service at 180 days from the date the invoice is approved. Invoices shall be approved before the tenth day of each month. THE LESSOR shall undertake to send THE LESSEE the invoice corresponding to the month in course within the first five calendar days of each month to the following address:
TELVENT GIT, S.A.
Avda. Valgrande, 6
28108 Alcobendas (Madrid)
To the attention of the Operations Department

Payments shall be confirmed by THE LESSEE’S financial institution on the tenth day of each month at the latest.
Once the payment of the monthly rent invoice is confirmed by THE LESSEE’S financial institution, THE LESSOR may choose to make the payment effective by confirming its due date, that is to say at 180 days from the invoice’s date of approval, or on any other date prior to such due date. Should THE LESSOR choose to bring forward the charge, any financial costs and expenses arising from the “confirming” payment scheme deducted by the financial institution from the invoice’s nominal amount shall be borne by THE LESSOR up to maximum annual rate of 2.5%. Should the financial costs and expenses deducted by the financial institution add up to more than 2.5% per annum, the difference shall be invoiced by THE LESSOR to THE LESSEE, and the latter shall pay such costs and expenses within a maximum of 10 days from the date such an invoice is submitted.
Notwithstanding the foregoing, should the confirming line established between the LESSEE and its financial institution suffer any kind of constraint or withdrawal that affects the means of payment set forth herein, or should any other unforeseen contingency having such an effect occur, then the means of payment through confirming shall be replaced, upon THE LESSOR’S request, by advance payments made within the first five calendar days of each month through a standing order placed at the bank account THE LESSEE gives notice of for such a purpose, as long as such situation of constraint or withdrawal lasts.
7.- DEPOSIT
The amount of the two months’ deposit amounting to SIX HUNDRED EIGHTY NINE THOUSAND NINETY-EIGHT EUROS AND SIX CENTS (€689,098.06) shall be handed over by THE LESSEE to THE LESSOR, who shall then proceed to deposit such amount at the Madrid Housing Institute (Instituto de la Vivienda de Madrid – IVIMA) and provide THE LESSEE with a receipt justifying such deposit.
The amount of the deposit shall be handed over before May 20, 2009 and any breach thereof shall be a cause for this Agreement’s termination.
Such deposit shall be updated every THREE YEARS the Agreement is in force, so that it effectively represents two months of the prevailing rent.
The deposit may not be used to pay rent and shall be used, should it be necessary, to pay for the amount of any damages that may have been caused to the building, its facilities or services and shall be returned to THE LESSEE within one (1) month following the handover of keys to THE LESSOR once all costs, wear and tear and faults, should there be any, have been paid for, including any outstanding utility bills, should there be any.
Should the deposit have to be returned and it is not returned within a month from the date the keys are handed back by THE LESSEE, it shall accrue interest at the legally established rate.
8.- COMPENSATION FOR EARLY TERMINATION BY THE PARTIES
This Agreement’s term is obligatory for both parties. Consequently, should either of the parties proceed to the Agreement’s early termination before such term has elapsed, the party in question shall be obliged to pay the following as compensation:
a) Should THE LESSOR proceed to the Agreement’s early termination, it shall be obliged to pay all the rent agreed upon until the date agreed upon for the Agreement’s expiry, including any rent corresponding to the extension period, along with any costs and expenses arising from THE LESSEE moving to new premises.
b) Should THE LESSEE proceed to the Agreement’s early termination, it shall be obliged to pay all the rent agreed upon up to the date agreed upon for the Agreement’s expiry.
Should the Agreement have been extended, the term of the extension shall likewise be obligatory for BOTH PARTIES, so that the other shall be obliged, should it decide to proceed with the Agreement’s early termination, to pay all the rent agreed upon up to the end of the extension that is in force.
Should THE LESSOR decide to unilaterally proceed with the Agreement’s early termination, the penalty for delays in vacating the premises shall under no circumstances apply. In such an event, THE LESSEE shall be given three months to vacate the building without having the obligation of paying any kind of monthly rent whatsoever during the period agreed upon to vacate the premises.
8 BIS.- LIMITATION OF LIABILITY
Neither of the parties shall be held liable by the other for consequential damages, loss of profit or loss of earnings arising from this Agreement, without prejudice to the compensation set forth in Clause 8 and others contained herein.
9.- MUNICIPAL EXPENSES AND TAXES
a) THE LESSEE shall be responsible for paying the building’s running costs as regards the integrated maintenance, electrical installation, security, cleaning and gardening of the leased building, taking on all costs of the building.
b) THE LESSEE shall be responsible for managing any private services and utilities, taking on all costs arising thereof.
c) THE LESSEE shall be responsible for paying any present or future taxes, duties or levies linked to economic activities performed in the building, which may therefore be passed on to THE LESSEE.
d) Any present or future taxes, duties or levies linked to the property, such as Property Tax (Impuesto de Bienes Inmuebles), shall be incurred by THE LESSOR.
The Vehicle Entry Duty (Tasa de Entrada de Vehículos), garbage collection and any other present of future charges linked to the performance of THE LESSEE’S activity shall be exempted from the foregoing and any such charges paid by THE LESSOR, shall be passed on to THE LESSEE.
10.- SUBLEASING, TRANSFER AND ARTICLE 34 OF THE URBAN LEASE LAW
THE LESSEE may not assign, sublease or transfer, either wholly or partially, the building which is the purpose of this Agreement without THE LESSOR’S express authorization. Both parties expressly agree to exclude Article 32 of the prevailing Urban Lease Law (Ley de Arredamientos Urbanos). Nonetheless:
a)	THE LESSEE may subrogate its position to any company belonging to it or to any company belonging to its business Group, and it shall be construed to have been expressly authorized to do so by THE LESSOR by means of this clause and without THE LESSOR being entitled to raise the rent. Furthermore, any change that may come about to THE LESSEE’S legal personality as a result of a THE LESSEE being merged, restructured or spun off shall not be construed as assignment.

b)	THE LESSEE may allow other companies belonging to its Group or any subsidiaries of Telvent GIT to use the surfaces areas being leased hereby without it being construed as subleasing, assignment or transfer and this shall not give rise to a rent increase. However, under no circumstances whatsoever shall the contractual relationship between THE LESSOR and THE LESSEE (or Company that may replace it as THE LESSEE) be altered. For the purposes of this paragraph, “Group” shall be construed in accordance with the definition set forth in Article 42.1 of the Code of Commerce (Código de Comercio).

c)	Any agreements THE LESSEE may enter into with third parties concerning its activity of installing offices, storage facilities, technical premises adapted to providing outsourcing services to telecommunications operators and to other entities (services consisting of housing, maintaining and, should it be the case, operating telecommunications and/or computer equipment, as well as the performance of any activities included under its corporate purpose), shall not be deemed in any way whatsoever to be subleasing, assignment or transfer and, under no circumstances, shall they alter the contractual relationship between THE LESSEE and THE LESSOR. In any event, THE LESSEE shall undertake to send THE LESSOR a report listing the clients that are housed at that moment in the building within the first month of each year, except when total confidentiality clauses have been agreed upon with the client concerning housing in the building.
THE LESSEE likewise waives the provisions set forth in Article 34 of the Urban Lease Law. It is hereby agreed upon that the termination of this Agreement arising from the expiry of the term agreed upon shall not give rise to any entitlements to be charged to THE LESSOR.
11.- RIGHT OF REDEMPTION AND PREEMPTION
THE LESSEE expressly waives the rights of redemption and preemption it may be entitled to should the leased surface area and/or parking spaces be conveyed during the term of the agreement.
12.- BUILDING WORKS
THE LESSEE shall be entitled to execute any building works on its own behalf and at its cost that may be necessary to adapt the leased surface area to its use or to refurbish it upon receiving THE LESSOR’S prior authorization, which may not be withheld unfairly, as long as such works do not harm the leased surface area, depreciate it or disturb full ownership over the premises or any other legitimate entitlements of the building’s other owners or lessees. Such building works shall be executed in accordance with Municipal Ordinances and shall always be accompanied by the relevant licenses and building permits in keeping with the premises’ characteristics.
Such prior authorization shall only be construed to have been granted if it is issued in writing. Prior to the start of such refurbishment works, THE LESSEE shall hand over to THE LESSOR a copy of the building works’ design project and a copy of the building permit granted for such a purpose in order to obtain THE LESSOR’S authorization.

Should THE LESSOR’S prior authorization be necessary to obtain the aforementioned building permit, THE LESSOR shall undertake to grant such authorization subject to THE LESSEE subsequently providing it with the building permit thus granted.
Any works thus executed shall remain to the benefit of the property without THE LESSEE being entitled to seek any kind of compensation from THE LESSOR. This shall be without prejudice to the LESSOR’S entitlement to require the LESSEE to bring the building back to its previous state at the LESSEE’S cost, except when the building works have been allowed and approved by THE LESSOR.
13.- LICENSES AND PERMITS
THE LESSEE shall be responsible for obtaining the Operating or Business License and any other licenses and permits that may be necessary to perform the activity agreed upon to which the leased surface area is allocated.
Any delay in obtaining the aforementioned licenses and permits or a refusal to issue them may not give rise to a delay in rental payments or to THE LESSEE terminating this Lease Agreement.
THE LESSOR shall give THE LESSEE all the support that may be needed to obtain the relevant permits and licenses by supplying any documents that may be required and any other aid it may be requested to provide.
14.- FACILITIES ON ROOF. SIGNS.
The placing and maintenance of the building’s rooftop or terrace facilities shall be carried out by THE LESSEE at its own cost and under its sole liability after having obtained the necessary licenses, fulfilling any regulations and Ordinances that may apply and adopting any safety measures required by the Law.
THE LESSEE shall be free to place any advertising signs it may wish and shall not require any kind of prior authorization whatsoever from THE LESSOR.
From this moment, THE LESSOR hereby authorizes THE LESSEE to install advertising signs or directory panels that contain its own logos and/or those of client companies of the TELVENT GIT, S.A. group and of said group’s subsidiaries.
The LESSOR hereby authorizes THE LESSEE to install one or more towers destined to providing telecommunications services on the grounds upon which the building is located.

THE LESSEE shall be responsible for filing the application for such towers and the approval of the licenses required for this kind of facilities. THE LESSEE shall remove such towers upon the expiry of the lease agreement at its own expense should it be required to do so by THE LESSOR.
15.- CONSERVATION AND MAINTENANCE
THE LESSEE shall not need to obtain THE LESSOR’S authorization to perform cleaning activities, normal conservation work (painting, small repairs, etc.) or to make installations or refurbishments requiring building, electricity or plumbing work (carpets, partitions, dismountable elements, etc.). However, such works may under no circumstances harm the building’s structure or safety.
THE LESSEE shall have to maintain at its own cost the building in a state of perfect conservation, running order and cleanliness, as well as the spaces that make up the leased object and the accessories and facilities with which such elements are equipped by effectuating any repairs that may be required when the damage detected has been caused by THE LESSEE.
THE LESSOR shall effectuate any repairs that may be necessary for the building’s conservation, either by its own means or through third parties, after having given prior notice thereof to THE LESSEE and having obtained the latter’s authorization. THE LESSEE shall undertake to grant entry during the day to THE LESSOR or to any parties duly authorized by THE LESSOR to effectuate any inspections and building works that may be necessary and, should the seriousness of the accident or fault warrant it, at night.
16.- INSURANCE
THE LESSEE shall be obliged to take out and keep in force an insurance policy covering damages and third-party liability with an insurance firm of renowned solvency at its own cost during the entire term of the Agreement. Such policy shall cover any damages that may be caused to the building by THE LESSEE or through its negligence.
THE LESSOR shall be entitled to require the LESSEE to submit at any time the relevant receipts proving it is up to date with the insurance premium payments.
THE LESSOR shall be obliged to take out and keep in force an insurance policy covering fire and third-party liability for the premises with an insurance firm of renowned solvency during the whole term of this Agreement or of its successive extensions.

17.- OCCUPATIONAL HEALTH AND SAFETY PLAN
THE LESSEE shall be obliged to comply with prevailing legislation on the Prevention of Occupational Hazards, namely Law 31/1995 of November 8 and any regulations that develop it that apply to this Agreement and, more specifically, on risk assessments and prevention plans. THE LESSEE shall have available all the necessary resources to put such assessments and prevention plans into effect and oversee compliance thereof.
18.- GENDER EQUALITY
Both parties shall respect the principles and obligations arising from the Organic Law on the Effective Equality of Men and Women and especially any arising from the obligation of having available an Equality Plan and its compliance and monitoring, as well as any internal mechanisms that may be necessary to prevent sexual harassment or any other kind of direct or indirect discriminatory activity.
19.- ENTITLEMENT TO INSPECTION
THE LESSEE shall grant THE LESSOR entry into the property as many times as may be required for the purpose of inspecting the exact fulfillment of all the terms and conditions contained herein. THE LESSEE shall likewise grant entry to any materials and workers needed to execute conservation works on the building.
At least seven days’ notice of all such entries shall be given by THE LESSOR, except in the event of emergencies and compelling need, in which case such notice shall not be required.
20.- CONFIDENTIALITY AND THE PROTECTION OF PERSONAL DATA
Both parties shall respect the confidential nature of any information belonging to the other party they may have had access to as a result of this Agreement. They shall likewise be required to keep a professional secret concerning any personal data they may have had access to as a result of this Agreement. This obligation shall subsist even after the expiry of this Agreement pursuant to the provisions contained in Organic Law 15/1999 on the Protection of Personal Data and in the regulations that develop it.
21.- BREACH
A breach by THE LESSEE of any obligation undertaken by virtue of this Agreement, and especially failing to pay the rent in a timely fashion or giving the leased surface area a different use to the one set forth herein, shall entitle THE LESSOR to require the fulfillment of such obligations within the space of twenty (20) days by giving THE LESSEE irrefutable written notice thereof. Should this period elapse and the breach continue, THE LESSOR shall be entitled to terminate this Agreement.
THE LESSEE may terminate this Agreement should THE LESSOR breach any of the terms and conditions contained herein, in which case it may employ any of the actions available to it under the Law. In such cases, THE LESSEE shall have three months to vacate the building whilst paying 50% of the rent prevailing at that moment.
21.- NOTICES
The parties have designated the following addresses for the purpose of serving notice:
For THE LESSEE
TELVENT GIT, S.A.
ATTN: Rafael Ángel Bago Sotillo Avda. Valgrande, 6
28108 Alcobendas (Madrid) Fax: 91 714 70 01
For THE LESSOR
VALGRAND 6 S.A.U.
Av. De Europa 20A
28108 Alcobendas (Madrid)
Any notices served to the aforementioned addresses by means of a facsimile service between public bureaux (burofax in Spanish) with acknowledgement of receipt and a certificate of contents shall be construed to have been effectively served. Any change made to these addresses shall only take effect as of the date irrefutable notice thereof is served, indicating the address that is to replace them.
23.- RECORDING IN A PUBLIC INSTRUMENT
The parties may mutually compel each other to record this Agreement in a public instrument and any costs and taxes arising thereof shall be incurred by the party making such requirement.
24.- JURISDICTION AND GOVERNING LAW
This Lease Agreement shall necessarily be subject to the provisions contained in Titles I and IV of Law 29/1994 of November 24 on Urban Leases. Nonetheless, pursuant to Article 4, paragraph 3 of the aforementioned Law, as it involves a lease for uses other than housing, this Agreement shall be governed:
1.- By the agreements contained herein as an expression of the parties free will.

2.- Failing that, by the provisions contained in Title III of the aforementioned Law on Urban Leases of 1994, the application of which are not expressly excluded. However, in this regard, the parties expressly agree that any rights the LESSEE may enjoy under the provisions set forth below shall not apply to this leasing relationship and the LESSEE expressly waives any such entitlements:
•	Article 23 of the Urban Lease Law concerning THE LESSEE’s works;

•	Articles 25 and 31 of the Urban Lease Law concerning preferential acquisition rights;

•	The rights of assignment and subleasing set forth in Article 32 of the Urban Lease Law and any other analogous entitlement included in the event of court or administrative enforcement;

•	Compensation for good will for the Lessee as set forth in Article 34 of the Urban Lease Law arising from the termination of the lease agreement due to any cause. THE LESSOR shall on no account pay any kind of compensation for clientele, goodwill or any other kind of similar damages.
THE LESSOR expressly waves the entitlement to rent rises set forth in Article 32 in the event of a merger, restructuring or spin-off involving the LESSEE company.
3.- Additionally, by the provisions set forth in the Civil Code.
The parties expressly submit themselves to the jurisdiction of the Courts of the City of Alcobendas and waive any other jurisdictional privileges they may enjoy to resolve any disputes that may arise concerning the interpretation of this Agreement.
25.- FULL AGREEMENT
This Agreement constitutes the parties’ full agreement as regards the purpose contained herein and replaces any other preceding agreements between the parties. This Agreement may not be amended except through a subsequent document signed by the duly authorized representatives of the parties.
IN WITNESS WHEREOF, both parties set have hereunto set their hand in the place and on the date first mentioned above.

THE LESSOR	THE LESSEE

/s/ Isabel Antúnez Cid	/s/ Rafael Ángel Bago Sotillo

Ms. Isabel Antúnez Cid	Mr. Rafael Ángel Bago Sotillo

/s/ César Báscones Chamero

Mr. César Báscones Chamero

*	The Annexes have not been filed with this agreement as such documents are immaterial. Telvent will provide copies of such Annexes to the commission upon the Commission’s request.